Exhibit 99.2

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

WILLBROS GROUP, INC.

Moderator: Mike Collier
November 6, 2008
8:00 a.m. CT

Operator: Good morning, ladies and gentlemen. Welcome to the Willbros Group, Inc. third quarter 2008 earnings conference call. Today's call is being recorded.

I would now like to turn the meeting over to Mr. Mike Collier, Vice President of Investor Relations. Mr. Collier, please go ahead.

Mike Collier: Thank you, (Lesley). Welcome everyone to the Willbros earnings conference call for the third quarter.

Today's management participants are Randy Harl, President and Chief Executive Officer; Van Welch, Chief Financial Officer and myself.

This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website www.willbros.com and will be accessible for 12 months. A replay will also be available through the phone number provided by the company in yesterday's press release.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Information reported on this call speaks only as of today, November 6, 2008 and therefore you are advised that time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements.

All statements other than statements of historical facts which address activities, events or developments the company expects or anticipate will or may occur in the future are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risks factors are described in the company's documents and reports filed with the SEC.

The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise. This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of November 5th, 2008 and on our website.

Now, I would like to turn the conference over to Randy Harl, President and Chief Executive Officer.

Randy Harl: Thanks, Mike. Good morning everyone and thank you for joining us.

Willbros had another profitable quarter, one which we had expected to be less robust than either of the first two quarters of this year.

This past quarter, we have seen unprecedented disruptions in the financial sector, including the credit crisis and indications of a global slowdown in economic activity. With oil and gas prices off their summer peaks by 50 percent, we are in a different environment than we envisioned at our last call.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Crude and national gas prices have declined and capital budgets have been reduced by E&P players whose drilling programs lead to the production which drives the demand for new pipelines. In spite of this change in the business environment, we believe our business model is sound and that the long term fundamentals of our business are intact. This management team has worked hard to diversify the company to reduce the volatility which comes from changes like we have seen in the past few months. We continue to shift our business from being primarily a construction company to a company that provides more services. Our model benefits from the recurring maintenance spend and the life cycle improvements necessary to maintain and operate complex hydrocarbon transportation and processing facilities.

Before I discuss each of our business segments, I would like to focus on the strengths of our business. Although we are not immune to the current financial and economic events, we are well-positioned with our service offerings and geographic locations to take advantage of our markets:

First, our U.S. mainline pipeline and facilities construction businesses are well positioned to take advantage of the development of new sources of natural gas supply which require new infrastructure to monetize these investments. These new sources of supply include the new shale plays such as Haynesville, Fayetteville, Marcellus and others.

Second, we are positioned to build the take away pipelines from the massive investments in the Canadian oil sands.

Third, our maintenance and fabrication businesses are service offerings to the Canadian Oil Sands that are required to operate the facilities regardless of the financial environment at any point in time.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Fourth, our diversified downstream service offering is focused on maintenance and life extension to the process industries which can be robust in any business environment.

Fifth, our EPC offering is unique to our space and allows us to earn more revenue per engineer and to qualify for the larger projects, leveraging more revenue and earnings opportunities for our business.

Sixth, our experience in brand name provides access to international markets.

And finally, we have turned around the financial condition of the company and this, together with our strong balance sheet and operating cash flow should allow us to effectively operate our business and to take advantage of the opportunities that always come during a period of change like we are currently experiencing.

We saw continued operating margin percentage dilution in our upstream business due to additional cost with no additional fee on the Southeast Supply Header or SESH project and the transition from SESH for the Midcontinent Express pipeline which was delayed by changes in scope and schedule related to permitting and right of way access. Responsibility for obtaining the right of way and all permits associated with this project is the responsibility of our customer who covered our standby cost of personnel and equipment according to the terms of our cost reimbursable contract. Being reimbursed for standby protects us from the cost associated with these types of delays but it does not generate the same levels of revenue and income as performing work on the project. We are underway now with one spread on Midcontinent Express and anticipate the other two spreads to be released to work some time later this month. These delays and changes caused our customer to reschedule the project which presented the opportunity for us to increase the amount of work available to us on the Midcontinent Express Project. To remind you, we added over $50 million of backlog resulting from this additional work which utilized two of our large diameter pipeline construction spreads into the third quarter of 2009 where previously, we had expected completion of our portion of the work near the end of the first quarter.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Just to put this in easier to understand terms, under our original scope, Midcontinent Express represented 9 spread months of work for us in 2009 and our new scope gives us 15 spread months in 2009, increasing our visibility of work in our U.S. pipeline construction business next year.

In Canada, our mainline pipeline construction business is performing as expected. Our major project, the Alberta Clipper started in the third quarter and is expected to complete next year as scheduled. We expect the Canadian pipeline construction market in 2009 to follow this traditional cycle of Q1 bidding for work in Q3 and Q4 and the annual spring breakup impacting Q2. We have told you the ramp up in Canadian pipeline construction market was lagging the U.S. by 18 to 24 months and our current forecast indicates that 2010 will be a year of greater demand as a result of crude takeaway pipeline from the oil sands to the U.S.

Oman had another great quarter and continues to be one of our best performing businesses despite the small size of the Omani market. Internationally, we are staying focused on the implementation of the growth plans that we have been discussing during previous calls. Namely, continuing to grow our business in Oman and introducing that business model into the larger markets in other Middle East countries and North Africa. We remain optimistic and are on track to obtain new business in both Libya and the UAE.

During the last call, we told you that we were expecting the downstream business to be impacted by how we expected our customers to conduct their business in the third and fourth quarters of this year. We had seen some turnarounds delayed and some of the projects pushed back until next year. However, more recently, we have seen projects move back into this year and we are now seeing the market for U.S. Downstream services improving over what we saw three months ago.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

We are well-positioned to serve the hydrocarbon processing industry with our life extension and maintenance services. While we have had a good year in 2008, everything we see indicates that our Downstream business will have a better year in 2009. In Canada, we have reported that we are actively pursuing the market for tanks and heaters. We have been successful in qualifying, getting on the bid list and submitting proposals for a number of tank projects and are optimistic that we will be awarded our first substantial project in this market. We are preparing ourselves to pursue both the heater and tank markets by securing personnel and other resources needed to qualify for this business.

Our engineering business had another great quarter. However, if you have been following this business, our backlog has been decreasing since Q1 of this year. We had expected awards of significant EPC projects that would have increased our backlog during Q3 and Q4 of this year. It now appears these projects have been delayed by the current financial climate. This situation coincides with the completion of some very large EPC projects in 2008. EPC, although a differentiator in our business is more susceptible to the current financial process due to the longer development cycle required to secure an EPC project versus discrete services.

As we have told you in the past, we are bullish on the outlook for manage and maintain services for the pipeline industry and we continue to see a business opportunity of scale in this area.

During the quarter, we progressed in alliance relationship with the customer who is a large owner of pipelines and related facilities. The scope of this alliance will include a number of services that will provide life extension and maintenance of their pipelines and related facilities. In addition to advancing our Manage and Maintain strategy, this alliance will provide additional opportunities for our traditional Engineering, Construction and EPC businesses. This alliance will provide a recurring revenue stream for our Engineering and Upstream segments.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Additionally, our tax and financial professionals have worked hard to improve our tax position and the reduction to our expected tax rate benefited from their success which Van will discuss along with our third quarter 2008 financial results. Van…

Van Welch: Thanks, Randy and good morning. Yesterday, we reported another profitable quarter as we continue to improve the visibility and predictability of our business. For continuing operations, we reported net income of $19.1 million or $0.46 per diluted share compared to net income of $10.3 million or $0.32 per diluted share in the third quarter of last year and net income of $20.1 million or $0.49 per diluted share in the second quarter of this year. Including discontinued operations, we reported net income of $20.3 million or $0.49 per diluted share, for the 2008 third quarter.

Now, I would like to discuss the financial results from our continuing operations. For the third quarter of 2008, we reported revenue from continuing operations of $490.7 million up almost twice that reported in the 2007 third quarter and up about five percent compared to the second quarter of this year.

The strong revenue growth over third quarter last year is due primarily to high utilization of our increased large diameter pipeline construction capacity in the U.S. and from the addition of the Downstream services unit InServ which was acquired in late November last year.

Operating income in the 2008 third quarter was $28.7 million compared to $18.7 million in the 2007 third quarter and $35.9 million in the second quarter of this year. I will discuss the factors impacting operating income as I discuss each of our operating segments starting with our Upstream Oil and Gas segment.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

In Upstream, we reported operating income of $17 million on revenue of $342.1 million for the third quarter of 2008 compared to operating income of $17.6 million on revenue of $296.3 million in the second quarter of 2008.

As Randy discussed, we saw some schedule delays and scope changes with our two largest projects SESH and Midcontinent Express both of which are cost reimbursable / fixed fee contracts. We are able to recover the increased cost associated with these changes in revenue; however, the fee is fixed so it does not increase with the increase in revenue. Therefore, the increased revenue in the 2008 third quarter diluted our operating income as a percentage of revenue during the third quarter of this year.

The SESH project is virtually complete at this time with only some clean-up remaining and we are now underway with one spread on the Midcontinent Express project and anticipate the other two spreads to be released for work later this month.

Also contributing to revenue in operating income of the Upstream segment was the Alberta Clipper pipeline project in Canada which is progressing as planned; and our Oman operation, which is one of the best performing in most consistent businesses, despite the small size of the Omani market.

Our Downstream segment performed as expected with $4.7 million of operating income from $86.2 million of revenue in the 2008 third quarter compared to $11.1 million of operating income from $112 million of revenue in the second quarter of this year. The seasonal nature of our Downstream operations generally causes the second quarter to be the strongest quarter for this segment as the spring turnaround season generally provides more work for construction and turnaround services. Remember, this segment is bearing the amortization charges associated with customer relationships and backlog intangibles resulting from the InServ acquisition.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Amortization expense for these items for the third quarter was $2.6 million which will diminish after second quarter of 2009 to approximately $800 thousand per quarter to the end of 2019.

Third quarter of 2008 results from our Engineering segment continue to be strong with operating income of $7 million from revenue of $62.3 million. However, we do expect the Engineering's revenue to decline during the last quarter of the year as a result of the work-off of major EPC projects currently in backlog and new EPC projects being delayed by the current financial climate.

General and Administrative cost were $29.1 million or 5.9 percent of revenue in the third quarter of 2008 representing a slight increase from $28.4 million reported in the second quarter of this year. G&A cost were $17.8 million or 7.2 percent of revenue in the third quarter of 2007. While we will remain focused on continuous improvements to our business processes, systems and resources, we will also diligently monitor our calls in this uncertain economic environment.

During the third quarter of 2008, we revised our annual estimated effective income tax rate from 42 percent to 38.5 percent. The reduction in effective income tax rate is primarily attributable to implementation of certain tax strategies and the reconciliation of the tax liability recorded in the Company's 2007 year-end financial statement to the income tax returns the Company has filed this year.

We continue to refine our corporate structure, which includes possibly changing our corporate domicile from Panama to Delaware and also completing other internal restructuring transactions. Such changes in corporate structure should assist the company in maximizing the execution of its global business strategy for the future and shall include a comprehensive tax plan.

With respect to financial results from our discontinued operations, net income in the third quarter of 2008 was $1.2 million as a result of the release of reserves taken at the date of the sale of the Nigerian operations related to letters of credit.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

I will now discuss liquidity. Tightening credit markets have resulted in a worldwide financial crisis and our loss of confidence in some of the most respected financial institutions. I am pleased to report that in these turbulent times, our balance sheet remains strong and our cash flow continued to improve during the third quarter of this year.

During the first nine months of this year, we generated over $96 million of operating cash flow from continuing operations compared to using cash of $23 million in operations for the same period last year.

Our cash balance at the end of September was $127.6 million and we expect this together with our $50 million borrowing capacity in our revolving credit agreement to be sufficient to finance future working capital and capital expenditures.

We also have sufficient capacity for financial instruments required in our business such as letters of credit and performance funds.

During the first nine months of 2008, we acquired $46 million of capital equipment to support performing our existing backlog and to increase our mainline pipeline construction capacity. We are now purchasing most of our capital equipment with cash. Our remaining capital budget for 2008 is approximately $17 million.

Now, turning to backlog, backlog from continuing operations at September 30, 2008 was $1.0 billion compared to $1.3 billion at the end of last year. The additional work on the Midcontinent Express pipeline, as Randy described earlier, improved visibility for our U.S. pipeline construction unit into the third quarter of 2009. We believe, with the more uncertain business environment, that a more normal pattern of work awards in our U.S. pipeline construction unit will prevail, with a shorter lead time from project awards to the generation of revenue. Also, as our business model continues to shift to more service oriented revenue, we expect the lead time between project award and recognition of revenue to decrease.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

In the downstream segment, we are highly confident that our backlog will grow in the fourth quarter. At September 30, 2008, approximately 88 percent of our total contract backlog was cost reimbursable.

Now, I will discuss annual guidance for 2008. We are refining our annual guidance for 2008 as follows

Revenue to be approximately $1.9 billion, this is nearly twice our 2007 revenue;
G&A to be approximately 6 percent of revenue;
EPS to be in the range of $1.85 to $1.95 per diluted share based on an average share count of approximately 43.8 million shares and
Our expected tax rate to be 38.5 percent.

As we have discussed, the delayed start on the Midcontinent Express project, which has led to a more reimbursed standby time, has shifted some revenue and income anticipating the fourth quarter into 2009.

We will now take your questions.

Operator: Thank you. For those of you, who would like to ask a question, please press star one on your touch tone phone. For those of you that may be using a speakerphone, you may need to pick up your handset first before pressing the star then one. Once again, for those of you who would like to ask a question, please press star one on your touch tone phone. Please allow a moment for our first question.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

And our first question comes from Jamie Cook of Credit Suisse. Please proceed with your question.

Jamie Cook: We are bidding on - or ((inaudible)) being pushed out. Is it one or two projects pushed out and any magnitude on the potential time, how long the delays will last, I guess.

Mike Collier: Jamie, we didn't catch the first part of your question. Would you mind repeating it?

Jamie Cook: It's just on the delays on the pipeline business. I am just trying to get a feel for the magnitude of the delays and in terms of the number of projects that you are bidding on, was it - is everyone pushing everything out to the right? Is it just a handful of them? Is it one or two? I am just trying to get a feel for the magnitude of this impact on your business.

Mike Collier: Jamie, this is Mike. We have been looking at that pretty closely and for the second and third quarters of '09, we have about 30 qualified prospects that we have been in dialogue with our customer reviewing the status.

With the information that we have right now, it looks like about two thirds of them are still on track to come about as they indicated but I will caution you that this information is from the end of September and we are updating that as we can but, we don't have any indication or evidence right now that any of that has changed. So we feel like we have good prospects, qualified prospects that we will lay out in the count of next year like what you have anticipated.

Randy Harl: And I think, Jamie, that you are referring to what we have said about the Engineering business too?

Jamie Cook: Yes.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Randy Harl: Now, the EPC projects that we have talked about - we were going to book in the third and fourth quarter. Just to recalibrate that a bit, the lead time for developing an EPC project is long. We have been working for the past 12 months on - it's a couple of projects that have not been canceled.

The current environment has caused our customers to take a deep breath. I think some people see some opportunities in the reduction of steel process that could affect the capital cost pretty significantly and our - a bit of a wait and see situation, so these projects, I think - the way to think about that is shortly after the first of the year. People will be thinking through them again and looking at what their opportunities might be. For sure, the production that these projects are based on, the need to move the oil and gas around remains firm and I think it's just a question of timing.

Jamie Cook: OK. And then, the other interesting comment you made with on the Downstream side, you were talking about delays last quarter and it seems like that business has picked back up. Is that a function of the market picking up? Is that a function of the customers getting back to more turnaround maintenance type work or you guys gaining share?

Randy Harl: It is, Jamie, just a function of how that business works. What we were seeing toward the end of the second quarter was people moving things around a bit. We have just seen that same kind of movement now going forward but is moving back into the fourth quarter, back towards the first of the first quarter but I think - the way to think about that is that the market for these life extension and maintenance services move around from year to year and like I said, 2008 was a good year for us. If you think about what we do, we work in about half of the operating refineries in the U.S. All of them don't do a turnaround the same year.

So, you would just naturally have differences in years based on what your customers are doing and that looks like 2009 is going to be a year where our customers are doing more work than they did in 2008. It's really not got anything to do with the market. It's the - the nature of these services are required for people to operate their facilities.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Jamie Cook: But I guess - do you guys get concerned? I mean, this is always a great little market for you guys because there's a number of smaller projects out there that you guys could win that the big guys wouldn't go after because they were focused chasing the big elephant projects.  Now with those markets drying up a bit, are you seeing the big guys coming in the market essentially becoming more competitive or are you concerned about that?

Randy Harl: No, we are not saying that, Jamie. I think, what we see is the competitors that we face are not set up to deal with these smaller projects. It is very difficult for the bigger guys to scale down to deal with this when they deal with the very large projects. So we are not feeling pressure from that and we still are very bullish on our ability to go out especially in the smaller to mid-size EPC projects and have the offering that is very competitive and we still have a number of opportunities on the radar screen for those kinds of projects.

Jamie Cook: And then - sorry. One last question, I mean, I think before you guys had given color when you are talking to the pipe mills. They were experienced record demand and they were booked out for 2011, 2012 which was a pretty good indicator for your business. Have you had any conversations with them? Have you seen any customers cancel orders or push orders back based on your conversations with them, with the pipe mill?

Mike Collier: Jamie, we actually - I had a conversation just a couple of days ago with one of the big mills and they indicate that while steel and coal prices are coming down, that large diameter line pipe is holding up very well and they don't see in their business or others any cancellations or weakness out into the first part of 2009 and as we have indicated our visibility and theirs is a bit more limited than it has been because of this turmoil. But right now, there's no evidence that the land pipe market has weakened.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Jamie Cook: All right. Thanks, guys. I will get back in queue.

Randy Harl: Thanks.

Operator: And our next question comes from Roger Read of Natixis. Please proceed with your question.

Roger Read: Hey good morning, gentlemen.

Mike Collier: Good morning, Roger.

Randy Harl: Good morning, Roger.

Roger Read: I guess, since you mentioned it on there, if I looked at it in the queue or was in the press release. Cancellation provisions - can you give us an idea of what would be maybe a typical cancellation provision or how you might work with your customers if they came up and said, "You know we want to do this but can we wait three months, six months whatever" so, maybe not a cancellation but a deferral. Just how may be that structured in the contracts and maybe the differences between say, the U.S. and Canada in the Upstream business.

Randy Harl: Roger, we have a variety of different provisions in our contracts that deal with that. We have some cost reimbursable contracts that - where that's defined very well in terms of giving us protection from that revenue moving or going away. We have other contracts where that's just left in negotiation and so it would be a function of sitting down with the customer and seeing if you could strike a deal that made sense for both of you going forward. So, I mean, it's a mixture of things that we have in our contracts.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

You seldom have guarantees to work. There's usually the ability either party to escape from this contract if that's something that they need to do but the practical matter is, if there are still a lot of competition for resources in our industry and I believe that if somebody were to decide that it was to their advantage to change the timing about the execution of a project that we would have a good opportunity to sit down and try to reach an agreement that was mutually beneficial.

The negotiation that we had with the Kinder Morgan on Midcontinent Express is a good example of these things changing where the customer through no fault of their own saw a timing change for the implementation of their project. They needed to change the way resources were deployed to execute that project and the bottom line is, we came out with something we think was a win-win. We were able to facilitate and help them execute the project faster and we ended up with more work. So, each one of these is a negotiation and I am sorry but I really can't give you an answer that would cover the hundreds of contracts that we have but, that's, in general, what will happen.

Roger Read: Well I think that's helpful. That's all I am trying to understand is what kind of maybe just plain walk away opportunities there would be. It doesn't sound like they would be very many, if any.

Mike Collier: No, I don't believe there would be, Roger.

Roger Read: OK. And then Van, a question I think a little more for you. Can you help me understand on the balance sheet as I look at the $81.8 million and the contract cost and recognized income not yet built? How that number, I guess maybe balanced against the liability, would ultimately translate into cash and I am just trying to understand your cash position today. I figured you are all right for the next two to three quarters given the project backlog, etc. but how that ultimately would translate into cash and what kind of position you might be in say, June 30th of next year?

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Van Welch: Well, Roger I think if you look at that, obviously, the unfilled portion are items that have been earned in the contract after the date of the balance sheet of which the invoice or the billing would be forthcoming. I think if you look forward in terms of our cash flows, we assume, or we certainly are anticipating, that our cash flows are still going to be positive as we go forward. We would like to remind you, and we said before, that all the projects that we are bidding today, we do work within a positive cash flow environment and our payments stream protects us in that.

Also, we are working an advance funding type of arrangements with some of our contracts, some of our larger contracts that we would be funded in advance for - in a cash standpoint, and then the billing would follow from that advance funding.

Roger Read: OK, so is that coming - is there a cash percentage of that $81.8 or is there any way to think about that?

Van Welch: Well, all of it is going to turn into cash receipts. Some of it will be net cost, obviously.

Roger Read: But - OK, so I guess here's my question. Is there an implied margin in that kind of a number?

Van Welch: Well, the implied margin is whatever contract margins we are going to earn on the project at the end of the day but it's certainly - it's implied that it is a positive cash type of environment.

Roger Read: OK. That's helpful. Thank you.

Van Welch: Thanks, Roger.

Operator: Thank you and our next question comes from Stephen Gengero of Jefferies & Company. Please proceed with your question.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Stephen Gengero: Thank you. Good morning, gentlemen.

Mike Collier: Hi, Stephen.

Randy Harl: Hi, Stephen.

Stephen Gengero: To follow up on something you said at the beginning about sort of building kind of a, for lack of a better word, a level of a recurring revenue base almost from the InServ side. Do you have any strategic objectives on expanding sort of the recurring revenue side of your business over the next one to three years that you can share with us?

Randy Harl: We, Stephen, absolutely do. If you look at the moves to the Downstream with InServ, it is certainly trying to accomplish that as most of that revenue stream is those recurring kinds of projects but if you look inside of Engineering, that business is really driven by a lot of frame agreements that are recurring. When you look at Canada, the field services work, the fabrication work and other things that we have in Canada are also of that kind of work and in Oman.

Remember we have Oman LNG. We are working inside the fence. We have all the work that we did for Occidental assisting them with the movement of materials inside of the country and other maintenance kinds of activities that we have are also characterized as that kind of work. So, we have been working to expand how much we have out of the services arena.

Right now, if you look at the total revenues for the company this year, we are going be around 40 percent of those revenues coming from maintenance and life extension, recurring kinds of services and when you look at what we are trying to do with things like this alliance agreement that I described during my remarks, we are trying to move that to the 60 percent, 70 percent range over the next two or three years.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

So from a long-term strategic planning standpoint, we plan to add a lot more to those kinds of services. We are going to continue to be strong in the construction and the project business but we believe it is smart to have more of these kinds of services that will allow us to be more selective and take on really the projects with the best margin and the best terms and conditions and that we don't feel as much pressure to go out there and take on more marginal kinds of contracts.

Stephen Gengero: Thank you. That actually leads pretty nicely into my next question which was, since you - sort of the new team has been in place at Willbros, you guys have obviously done a very good job returning to profitability, getting the margins up and really getting the company back on track and my question is really, as you see a softer market with project delays and the like, how do you - what kind of checks and balances and how do you remain very disciplined about not taking on work which is sort of below standards? We have seen a lot of E&C companies, even after recoveries, kind of slip up and I just want to get a sense for what you have in place and how you are going to approach this, protect against these jobs which can obviously linger and be a disaster for quarter after quarter?

Randy Harl: They are not far enough away from our memory for us to forget those, Stephen. As you know, having followed this for a long time, one of the things that Van and I have worked hard on here is to bring more process into the business and we really started working when we first got here on the sales process that allows us to have very good visibility into every prospect that's being pursued.

Before we pursue anything, we get some idea, we qualify it along multiple dimensions. It has to do with the risk that we are likely to take, the type of contract, the experience that we have with the customer, whether or not we had been asked in the past or the customer has a history of asking for unreasonable terms and those sorts of things.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

So I think we have much, much better process control of what we are going after than we have had in the past. I think we have got a lot better of project controls starting with estimating that allows us to vet each of these estimates as well as the proposal that goes with it, the terms and conditions, the cash flow that might come from that project and all the way down the line. So that we are looking at this thing much closer than we ever have.

Now as a management team, if we are not diligent and if we don't really keep the hammer down, then something could happen but I can tell you, Van and I and the rest of the team are committed to making sure that we don't step off into one of these projects that we will regret for several quarters to come.

There's always risk associated with being a contractor and you can make a mistake but rest assured that if we make a mistake, that's what it will be. It won't be because we chose to move forward regardless of what the terms and conditions, the margin, the history and those things were - those kinds of things that you ought to have recognized as warnings in the beginning. So, I think we just got a lot tighter process, Stephen, around the whole bidding process inside the company.

Stephen Gengero: As a follow-up, I mean it seems to me, correct me if I am wrong, it seems to me that with more work on a cost plus basis, even if you are tempted to concede a little margin, you are at least somewhat protected against disaster, for lack of a better word.

Randy Harl: I can tell you that my way to look at it, Stephen, is that it’s all a matter of risk in cash flow. And you know we’ll give a bit on the margin if we’ve got good cash flow and no risk. On the other hand, if we have to take more risk, then there has to be a much bigger upside to go out there and take it on. So we’re constantly making those tradeoffs.

Stephen Gengero: Great, that’s very helpful. Thank you.

Operator: Thank you and our next question comes from Martin Malloy of Johnson Rice. Please proceed with your question.

Martin Malloy: Good morning.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Randy Harl: Hello, Martin.

Van Welch: Morning, Martin.

Martin Malloy: A few quarters ago, you talked about the equipment needed for a new spread was in short supply; the Caterpillar bulldozers and what-not. Is that - has any change taken place there? Is it more available now?

Randy Harl: Well, I mean there’s still a bit of a lead time, Marty. I think that, like in all markets, where there’s a shortage of anything, you know the equipment suppliers have worked hard to add additional lines so that they’ve ramped up the supply. And so, I think that’s loosened a bit, so there is more equipment and supply. The question is how much capital do people want to invest in that equipment in the marketplace and can they get the people to operate that equipment in this environment. So I believe that there is more equipment availability. There is not more availability of labor that’s trained and experienced in doing this work and the labor supply has actually been the constraint; that’s the biggest constraint today on being able to grow this business.

Martin Malloy: OK. And just in terms of the difficulties in the financial markets and the impact on some of, maybe, the smaller, private competitors that you run up against, has that - have you seen that in bidding processes; where the LC or bonding requirements that might be required are limiting the ability of some of your competitors to meet those?

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Randy Harl: Well, you know traditionally, in the pipeline construction business, bonds have - in the U.S. and in Canada - been required forever. And while we have seen some negotiation open to us and, I assume, to our competitors, as things have become tighter in general, everybody’s required to bond. And I’m not aware of any situations where people weren’t able to do that. You know, most of our competition has longstanding relationships with their surety companies and with their banks and, up to some point, have been able to obtain the financial instruments they needed to do business.

I think - our opinion is that, going forward, one of our biggest strengths is our financial condition and you know, because we’re a public company, and especially in the pipeline construction market where we compete with mostly private guys, our financials are known to our customers; we’re very transparent; people can look at us and see how strong we are. It’s not as easy to get that kind of handle on a private company and we just - we believe that that’s going to be a strength. But specifically, to answer your question, we haven’t seen anybody not be able to get work because of this situation yet but we think that it could become a factor as we move forward.

Martin Malloy: Thank you.

Operator: Our next question comes from Joe Gibney of Capital One Southcoast. Please proceed with your question.

Joe Gibney: Morning, everybody.

Randy Harl: Morning, Joe.

Randy, I wonder if you could comment a little bit on the smaller diameter outlook - and you talked about a little of this on your last call. Give us a backdrop of where we are now. Obviously, it’s pretty strong on the large diameter side. This is the real driver of your business on the construction front. But curious - on the existing market now, how small a diameter looking and any opportunities, near term, for you to pick up some incremental work? And any color there would be appreciated.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Randy Harl: Yes, it’s really a couple of things that we’re looking at, Joe. You know, number one, from a strategic standpoint, you know our U.S. pipeline construction business got its life through repair and maintenance kinds of projects on smaller-diameter pipe; mainly here on the Gulf Coast. In the environment where we’ve really ramped up the large-diameter mainline business, that has become less of a focus for us. So we’re actually looking at a strategy where we really reenergize that.

You know, we’ll probably have to do it a little differently than we’ve done the larger-diameter pipe in terms of the way we think about the financial structure of that business but we are moving forward with it. We see a lot of opportunity. The market there we think is a bit underserved. So that’s something that we’re doing.

Number two is that - is in association with our engineering business, our EPC and manage and maintain. As we move out into the oil patch a little bit more, we’re seeing a lot of opportunities for the smaller-diameter pipelines that take the oil and gas and liquids to the main lines. So that is beginning to be a big part of the focus that we have. As we look for a little bit of geographic diversity in the service offering that we have, we think the western U.S. is going to have a lot of opportunity for smaller-diameter pipe; albeit a lot more miles of it than in the large main lines.

So we’re optimistic, focused and looking at a number of strategies to grow that part of our business. It requires a different equipment lineup than we have you know in total, but most of it’s available from the rental market so we won’t have to make a big capital investment. But we think, from an income and revenue standpoint, that will become a bigger part of what we do as we go into 2009 and 2010.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Joe Gibney: That’s helpful. On the international front, just following up on Oman and just characterizing in terms of timing; is it still correct that kind of ’08 is still a bit in the kind of bid proposal aggregation stage in ’09 is when you may constructively move forward with some other initiatives in some of these markets that you’re targeting? Is that still a fair assessment?

Randy Harl: Yes, that’s a fair assessment of it, Joe. We’re real optimistic, especially in Libya and the UAE, that we will be able to get something under contract by the end of this year and then start to really build on that and generate some revenue sometime in ’09.

Joe Gibney: All right. And in terms of the heater and tank market, obviously a lot of upside there and you guys have been targeting it for some time up in Canada. You mentioned that you’re optimistic on some bookings. Just a little sense of timing there; what you’re thinking about early ’09 and kind of scope and kind of scale of some of these awards you’re looking at.

Randy Harl: Well, we had thought that it was sooner than later; but you know customers have lots of things that they’ve got to consider inside their organizations and you know we debated about whether to classify that tank work in Canada as highly probably according to our definition of what that is, because we’ve been told by the customers that we’re going to get the work in a couple of cases. But we weren’t quite to the point where we wanted to tell you it was highly confident. So if that gives you a little bit of color on it, we’ve been through the bidding process; all of the signs are very positive and I expect that sometime in the first half of next year, that we will have a pretty significant amount of work that you ought to expect to get executed maybe late second quarter but for sure third quarter and fourth quarter of next year.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Joe Gibney: That’s helpful and Van, just one last for you; on cap ex. I know it’s still early but I can refer, help us calibrate a little bit on next year, what we should be thinking about.

Van Welch: Well, Joe, I think - I mean certainly if you look at what we did in the - in upsizing our spreads to three full spreads in the U.S., we’re going to complete that as we go through this year. We haven’t completed our strategic plan going into next year and I’ll give you more color, in terms of the total cap ex, no later than the fourth quarter call.

Joe Gibney: All right, guys, I appreciate it. I’ll turn it back.

Operator: Thank you. Our next question comes from John Rogers of DA Davidson. Please proceed with your question.

John Rogers: Hi, good morning.

Randy Harl: Morning, John.

Van Welch: Morning, John.

John Rogers: Could you just talk a little bit more about the scheduling through ’09? You talked about the breakup issues in the second quarter but you know you’ve got Alberta Express finishing off; you’ve got Midstream ramping up. Where are you going to be, in terms of capacity utilization, through the year? And it sounds like you’re pretty well committed through the third quarter. Is that the right way to think about it; in terms it’s the same levels that you’re running at now and is it all in the Upstream business?

Randy Harl: Well, if I may John, you want to talk about the pipeline business in North America?

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

John Rogers: Yes, yes; in all of North America.

Randy Harl: OK.

John Rogers: Yes.

Male: You know the way to think about the U.S. business is that you know the Kinder Morgan Midcontinent Express we were going to finish about the end of the first quarter with three spreads. With the negotiation that we went through, we will finish - we’ll have three spreads, in 2009, fully occupied on Midcontinent Express through most of the first quarter of next year. One of those spreads will become available about the end of the first quarter and we have prospects to be able to put that spread to work. We don’t have that work in backlog yet.

The other two spreads will continue on with more work on the Midcontinent Express on into the third quarter of 2009 and we are currently pursuing, as Mike described, a number of projects that would be able to put them to work at that point in time. So that’s sort of our visibility in the U.S.

We also have, in the U.S., in that same business, our repair and maintenance business which is another spread of equipment that does that on a regular basis that I think the way to think about it, it will be pretty much fully occupied, as it was this year, in 2009.

John Rogers: OK.

Male: In Canada, you know we expected the Alberta Clipper and the Line 4 Extension to really occupy you know all of our equipment and people in Canada through the first quarter up to spring breakup with cleanup coming next summer; to finish those projects. And that’s still pretty much the case. The exception was that we ended up having, probably, better luck; having more access to the line pipe and other equipment on those projects and we’ll probably do more work in 2008 than we had originally anticipated.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Now we have a little bit of capacity in the first quarter of 2009. We’re out there actively bidding for projects right now that would allow us to have a bit more work than we thought we were going to have with that equipment and the people we have.

We are also - we have a number of projects in Canada - and that’s why the remarks about returning to a more traditional kind of environment apply - that we have always been in the position, in Canada, where we will bid for the work that’s going to happen in Q3 and Q4 during Q1 and into Q2 of next year. So right now, we don’t have backlog for that equipment in Canada for the back half of 2009, but that’s traditionally how its been.

But what we’re seeing, as we get into 2010, is that it’s another one of those situations because of the amount of pipe that has to get built out of the oil sands to deliver that crude to the markets that we will be in a much more robust market as we get into the end of next year and into 2010.

John Rogers: OK.

Randy Harl: The same thing, John, is true in the U.S.; is that while there are plenty of projects for us to stay as busy in 2009 as we were in 2008, 2010 and ’11 look to be much more robust.

John Rogers: And that ’10, ’11 outlook has not been affected by you know some of the announcements about deferring upgraders and mining projects. This is for pipelines that would take existing - or projects that are underway.

Male: That’s absolutely right. That’s stuff that’s already been built - being built; that - you know the stuff that’s been deferred, you know there hasn’t been a lot of investment in that yet.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

John Rogers: Right.

Male: What we’re looking to fuel this growth in 2010 and ’11 is stuff that is already committed and well down the road.

John Rogers: And if the big capital spending up there, for the development projects, gets deferred a little, does that just extend the pipeline cycle out further; in other words, just level it off over a longer period of time? Is that how you think about it?

Male: That’s how I think about it and you know one of the things that we’ve been interested in is the major projects business in Canada and I think that just gives us a better opportunity and a little more time to get prepared to participate in that.

John Rogers: Great. Thank you.

Operator: Our next question comes from Phillip Dodge of Stanford Group. Please proceed with your question.

Phillip Dodge: Morning. Thanks for the comments. On the shale gas, could you - you know the Haynesville, Marcellus, Fayetteville, so forth - could you elaborate a little bit more - you know as much as you can or want to - on the timing and sort of the size of the projects and what the timetable might be?

Randy Harl: Well, I mean the size of the projects are - if you look at what we’ve been doing - and you’ve been following us a long time, Phil - what we’ve done in the Barnett, building the big pipe out of there, you know the same kind of things has to happen for those other developments. The infrastructure doesn’t exist to get the volumes of gas that people expect to produce there to the pipelines that can take it to market. So I think the way to think about it is a bit like what we’ve seen happen out of the Barnett; the larger pipe, the 36 and the 42-inch. And you know while it may not be as far to market, they’re pretty significant pipelines. Some of the ones we’re looking at are in the 150 to 200 miles of 42-inch; so they are projects of scale.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

The timing for those, I mean I think that the one thing we don’t know is how much this financial crisis that we’re in is going to affect that timing. You know there are a lot of factors here, including that we expect the steel prices to come down a bit and maybe provide even more favorable economics for our customers and that they may delay a bit; seeing how that shakes out.

But for sure, the drilling that we see taking place - even though there is some - there have been announcements of some reductions in the number of rigs that we’ll see working, you know it’s really a function of location and we think that we are very well positioned, close to the shale plays, and we have been through the geography that is going to - that these pipelines will be laid through; sort of a great position to take advantage of the continued development in Arkansas, Texas and Louisiana.

Phillip Dodge: Sounds good. And then the other thing - I just wanted to confirm something that I think Mike Collier said, to the effect that you had been looking at 30 projects that would be awarded in 2009 and that two-thirds of those, which I calculate as 20, are still on track.

Randy Harl: What we know is that two-thirds of them are on track. The other 10, we don’t know if they’ve changed or not; we’re still trying to decipher that.

Phillip Dodge: Ah, OK.

Randy Harl: So they could all 30 still be on track.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Mike Collier: Yes, we don’t know but 20 of them we have reconfirmed the status of.

Phillip Dodge: Yes, OK.

Randy Harl: Phil, we’ve been scrambling, too, to try to figure that out and we just hadn’t gotten to those other 10.

Phillip Dodge: You know you used to give us some help on U.S. capacity in terms of crews or spreads and what you see as the demand.

Randy Harl: Yes.

Phillip Dodge: Has that changed, compared to what you might have told us in the past?

Randy Harl: I think that if you go back to that graph that we had shown, Phil, what happened is it never can be more than the capacity. And so we saw the capacity in the U.S. and 2008 reach close to a hundred percent for the large-diameter work. As we go into 2009, you know there is - the demand, we believe, will be right at what supply is; a little bit less for the larger diameters. But if you take - drop down to the 24-inch, then all of a sudden, again, there is an awful lot of demand out there that their valuable players will be chasing.

If you look at 2010 and ’11, that situation, we never showed you anything on 2010 and ’11 because we just didn’t have that visibility. Today, if you plotted that again, it would look very similar to some of those graphs that we’ve shown you in the past, where there are actually more projects than available spreads. We haven’t seen - the prediction we made on the available spreads growing somewhere between 30 and 35 has been about right. The restrain on that has been more the people side of it than equipment, as it turned out, and that’s not - we don’t expect that, over the next year or two, to change very much.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Phillip Dodge: OK. Thanks, Randy.

Randy Harl: You’re welcome.

Operator: Our next question comes from Andrew O’Conor of Harbert Management. Please proceed with your question.

Andrew O’Conor: Morning, guys.

Randy Harl: Morning, Andrew.

Van Welch: Morning, Andrew.

Andrew O’Conor: I was wondering, can you speak to specific potential opportunities in Libya? We saw an announcement - we noticed an announcement, regarding a new refinery there, in the past week or so. Thanks so much.

Randy Harl: OK, Andy, you know I really can’t but I can characterize the kind of work that we want to do there.

Andrew O’Conor: Thanks.

Randy Harl: You know a new refinery would not really be something that would probably be of a lot of interest to us. Maybe some specific pieces to that might be of interest; like the supply of the pipelines. We’re really looking more out into the oil patch, where people are starting to increase drilling. And you know I talked about the model we’d like to move from Oman into Libya. You know the kinds of things we’re talking to people about are things like rig moving. Occidental wants to drill 500 wells over the next fairly short period of time and we could help them with some of the kinds of things that we do. The National Oil Company and their partners in Waha are also looking at how they can increase production; that will involve an increased drilling program and our roustabout maintenance kinds of services and rig moving will be important there.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

The infrastructure that’s there has not had a lot of technical help from the outside. The Libyans have done a good job to maintain their equipment and the oil fields. Now they have a little more access to Europe, U.S. and the rest of the world. And so we’re looking at how we can bring in the technical services; the engineering, the project management and those technical services that can help them upgrade that infrastructure that’s already in place.

So we’re looking for projects that can happen sooner than later; that don’t take a long time to develop. And so we’re looking for those maintenance and support kinds of activities - starting with engineering and rig moving, small capital construction - later on into the pipelines that would deliver oil and gas to the final destination either for processing or export. And so we’re really looking to find projects that can happen without the development of a major new project; if that helps.

Andrew O’Conor: Certainly. Thanks very much, Randy.

Operator: And our next question comes from Graham Mattison of Lazard Capital Markets. Please proceed with your question.

Graham Mattison: Thanks. Great, thanks very much for taking my call, guys. Question - I’m looking at the margins on the upstream side. I know this quarter is somewhat impacted by some standby time. What’s a more normalized margin, looking at the upstream? I mean are you still looking at a scenario where as new projects come on they would be at higher margins than we’ve seen in prior quarters or is the outlook changed on that?

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Van Welch: Graham, I think you know you’re exactly right. If you look at the impact on Q3, we’re being impacted by the - primarily the SESH project, where we had additional cost where we’re not getting an additional fee. That weighed heavily on the margins in Q3 and even in past quarters as well.

As we go forward, you’re going to see - or you should see - directionally, those margins going up as we start on - get started on the Midcontinent Express project; where we don’t have and certainly are not expecting, at this time; those types of increased costs. So the margin, directionally, should go up.

Graham Mattison: OK, great. And then looking at some of the work on the downstream side up in Canada, how do the margins compare, in Canada, to the work we’re doing in the U.S.?

Randy Harl: Well, we don’t know yet, Graham, because we haven’t booked one of those projects. We think that they’re going to be pretty similar,is the way to think about that.

Graham Mattison: OK. And one last question, if I could. In just looking out in terms of you know, you mentioned some projects have been postponed or your customers are taking closer looks at them.

What do you see that could cause some of these projects, particularly the ones that have already been announced, to be canceled?

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Randy Harl: Well, I mean, you know right now we’re not seeing anybody even talk about that. I suppose that for the ones that are project financed, you know they could run into problems where they couldn’t get financing, but you know the way we’re looking at that ground is that these projects that we’re looking at make a lot of sense in that they make money, and there is still plenty of strong players out there that if they think the - if the people that are developing them and have them can’t get them done, our view is that somebody will and that we’ll be able to step in there and that the work will go forward. You might see some delay in that transition, but so far we’re not hearing from our customers that they’re running into those kinds of problems.

Now, we do recognize, though, with the turbulence that’s out there in these financial markets that that could happen, and that’s why we’re cautious. That’s why we think there’s less visibility going forward in the projects that we have, but right now we’re not seeing it yet.

Grant Mattison: OK. Great. Thank you very much.

Randy Harl: Welcome.

Operator: Thank you. Once again for those of you who’d like to ask a question, please press star then one on your touch-tone phone.

And our next question comes from Karen David-Green of Oppenheimer. Please proceed with your question.

Karen David-Green: Thanks, and good morning. Most of my questions have been answered, but just wanting to touch on pricing a minute, given what’s going on in the landscape of the markets right now.

And also from a competitive standpoint as well, what are your competitors doing in terms of pricing?

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Randy Harl: Well, Karen, it’s you know we’re just now into a new round of bidding. You know so far we haven’t seen anything change. You know we had expected that we would enter into a period of time where there was a possibility that we might see some improving margins, but the bottom line is we’ve seen them level out a bit, and my prediction is for this year that that would be the case, that it will be about level to maybe a little bit lower given that there’s a bit more competition and less visibility, which makes people nervous, but moving into 2010 and ’11, we ought to see that improve.

Karen David-Green: All right. Thank you.

Operator: And our next question comes from Matt Dunkin of Stevens Inc. Please proceed with your question.

Matt Dunkin: Good morning, guys.

Randy Harl: Hi, Matt.

Matt Dunkin: First question I’ve got really is on the hurricanes. Did you guys see any impact to your business in the quarter from the hurricanes or was the delay on the economy that really more you know getting permits and that sort of thing?

Randy Harl: You know I think the - it was more from permits and right of way issues, Matt. You know had we been in the middle of it, the hurricane might have impacted it, but since we weren’t working, it really didn’t.

You know we saw a bit of delay in some of the downstream projects that were over in South Louisiana, but it was not significant so we really haven’t talked about it. It really didn’t impact our ability to work. We suffered a few days of lack of power and communication, but with regard to the revenue and income generation capability of the company, really no impact, plus or minus.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

You know a lot of people queried us about is this going to be a great opportunity for Downstream to get more work. It turned out that it really wasn’t, so it was about a neutral effect on us.

Matt Dunkin: OK. I mean, as I look at your guidance, your full-year guidance now for ’08, it looks like you’re expecting the fourth quarter to be down a bit from the third quarter, so you know if you take that 1.9 million, that implies about 450 million in fourth quarter revenues. That sound about right?

Randy Harl: Matt, that sounds about right.

Matt Dunkin: And I guess the downtick would probably be more you know Engineering and Upstream oil and gas because of the delays at Midcontinent?

Randy Harl: That’s the way I’d look at it.

Matt Dunkin: OK. And then as I look out to 2009, I know you’re not done with your planning yet for the year, but just you know kind of broad strokes, if we look at the Engineering piece with some of these EPC contracts getting delayed, would it be reasonable to expect Engineering revenues to be down in ’09?

Van Welch: Yes. I think you may have to - depending on if we’re successful on winning some additional engineering EPC, that would be the case.

Matt Dunkin: OK. And then last thing here, you know just looking at kind of demand in general, have you seen any sort of change in demand for your services, or is it really the demand is still there but maybe the timing of when these things are going to go into backlog is just being changed a bit?

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Randy Harl: Well, I think that’s the way to characterize it. You know it’s different for different parts of our business, as I talked about when I went through that. The Engineering business is one where this EPC market is really what is going to affect that. We believe the demand for the discrete services is going to be a bit weaker in 2009 for that business, but we see opportunities out there to be able to go out and secure those kinds of services. The EPC offering that we’ve seen move around a little bit, that makes us not as optimistic about that part of the business, but I would say everything else that we’re looking at is just a return to a more normal situation where you have to bid and win the work in a shorter period of time, where you just don’t have the lead time that we’ve had.

You know we went into this year with Midcontinent Express and SESH in our backlog that gave us an unusual amount of visibility into 2008, and you know that hasn’t happened, I think, in history before in this business, so I think, I want people to understand that we’re not worried about 2009 in that we’re worried that the business won’t be there. It’s just going to come into backlog in a more normal way than we experienced between 2007 and 2008.

Matt Dunkin: OK. And then one more. Sorry, one more housekeeping item.

Van, should we also use a thirty-eight-and-a-half percent tax rate out to ’09?

Van Welch: Yes, Matt. I would put that in.

Matt Dunkin: OK. Thanks.

Randy Harl: And I think that you know with that - before we leave, Van, you might comment on the income side of the fourth quarter. I mean, we gave that guidance, and we’re going to be off a bit on the revenue side, but income, the margin will come up.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

Van Welch: Yes. As we - as another question that was asked earlier, our margins should pick up as we work off the SESH project and those lower margins in the third quarter, moving into the Midcontinent Express project with those cost overruns not impacting those margins should have a favorable impact on margins going forward.

Operator: Thank you, gentlemen. At this time, there are no further questions.

Randy Harl: OK. Thanks. Last year when we reported our third quarter results, we characterized the third quarter as an inflection point in the transformation of Willbros into a business with more visibility and predictability.

Now a year later, we believe we have demonstrated a business model which delivers the results our shareholders expect and deserve.

As we return to an environment for project planning and awards, which is more the norm for the pipeline construction business, we benefit from a business model which provides a greater component of services and generates work assignments from frame agreements and alliances with key customers.

We are confident in our ability to book new work and our prospect list remains robust.

Clearly, we have entered a period of uncertainty, and it is prudent to maintain a strong liquidity and balance sheet.

In this uncertain environment, we are planning for various levels of activities and will be diligent in the control of our costs. We are financially strong, and in these turbulent times, we should benefit from this strength.

WILLBROS GROUP, INC.
Moderator: Mike Collier
11-06-08/8:00 a.m. CT
Confirmation # 2684010

I’m confident that we have the team to prosper in these uncertain times and will move through 2009 and enter 2010 an even stronger player in a market whose long-term fundamentals continue to be very positive.

Thank you for your support and for joining us today.

Operator: Thank you. This concludes today’s conference call. Thank you all for participating. You may now disconnect.

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